Exhibit 10.8

[SWITCH, LTD. LETTERHEAD]

January 7, 2016

By Email

Gabriel (Gabe) Nacht

Re: Offer of Employment

Dear Gabe,

I am pleased to extend this employment offer to you to join Switch in the position of Chief Financial Officer reporting to Thomas Morton, President and General Counsel. Your employment status will be exempt, as a full time regular employee. Upon acceptance of this offer, we anticipate your start date to be January 18, 2016 unless otherwise agreed upon between you and Mr. Morton or his designee. Following are the specific compensation elements of our offer:

•	Annual salary of $350,000.00 (Three hundred fifty thousand) paid bi-weekly. Your annual base salary would be prorated to reflect your start date.

•	Participation in the Switch Annual Performance-Based Bonus Program. Bonuses are discretionary and not guaranteed. Actual bonus percentage will be based on the Switch’s annual financial performance and your individual performance, which will be determined at the sole discretion of executive leadership.

You will be eligible to participate in all of the benefits for full time employees according to each plan’s waiting period, which is the first day of the month following 60 days after your start date. In your case, the eligibility date is projected to be (April 1, 2016). Such benefits include the following:

•	Health insurance, currently with United Healthcare, employee and dependent premiums covered at 100%.

•	Dental insurance currently offered through United Healthcare, employee and dependent premiums covered at 100%.

•	Access to VSP Vision Insurance for yourself and qualified dependents at cost.

•	$250,000 of term life insurance.

•	Short term and long term disability insurance, premiums paid in full by Switch.

•	Option to participate in the Switch 401 (k) plan.

•	The use of a Switch provided cell phone and minute plan for business use—with reasonable use limitations and subject to other requirements as directed by your supervisor.

•	The option to participate in the Company’s Fitness For Life G Membership reimbursement plan as defined and while available.

•	Allowance for costs of internet connectivity for your remote access to business resources.

•	You will be granted 500,000 Incentive Units on your hire date, subject to your execution of an incentive unit award agreement. The Hurdle Amount for each Incentive Unit will be equal to the fair market value of Switch’s common units as of the grant date. The Incentive Units will vest in equal annual installments of 25% over four years beginning the first anniversary of the grant date.

•	Other discretionary benefits as offered by Switch.

Switch strives to hire the most-qualified employees for each position. As such, all employees in new positions must complete, to Switch’s satisfaction, a 90-day introductory period beginning on your start date.

As a pre-condition of your employment, you will also need to sign Switch’s standard “new employee” documents, including but not limited to a non-disclosure and inventions agreement and a confidentiality agreement.

In addition, your employment is contingent upon completion of an acceptable pre-employment screening, which may include a background investigation, reference checks, and a drug screening.

Further, by signing below and accepting this position, you confirm and agree that Switch has not asked for, and you have not and will not (i) disclose to Switch, any trade secrets or confidential information which is the property of any third party and you have not and will not (ii) breach any non-competition or “non-solicitation” obligations you may have to any third party.

Notwithstanding anything contained to the contrary in this letter, your employment with Switch is as an employee “at will”, meaning that either Switch or you can terminate the employment relationship at any time with or without cause or prior notice.

This offer and all terms of employment stated in this letter will expire ten calendar days from the date of this letter.

[Signature page follows.]

We look forward to your acceptance of our offer and your becoming an integral part of the Switch team. As outlined above, your offer is contingent upon: (1) successful completion of a pre-employment screening acceptable to Switch, and (2) signing of Switch’s new employee documents. Please acknowledge acceptance of this offer by signing below.

Sincerely,

/s/ Thomas Morton

Thomas Morton

President & General Counsel

702.267.6739

Switch, Ltd.

cc: Jessica Battaglia, VP of Human Resources

I hereby accept the terms and conditions of Switch’s offer of employment. I understand and acknowledge that I am an employee at will, meaning that either Switch or I can terminate the employment relationship at any time with or without cause or prior notice, and that there is no guaranteed length of employment. Switch’s letter contains all of the material terms of its employment offer to me.

/s/ Gabriel Nacht	1/7/2016
Gabriel Nacht	Date